EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT
(Section 253)

CERTIFICATE OF OWNERSHIP
MERGING
TALON THERAPEUTICS, INC.
INTO
HANA BIOSCIENCES, INC.

* * * * * * *

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Hana Biosciences, Inc., a corporation incorporated on December 6, 2002 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that the Corporation owns 100% of the capital stock of Talon Therapeutics, Inc., a corporation incorporated on October 18, 2010 (“Subsidiary”), pursuant to the provisions of the General Corporation Law of the State of Delaware, and that by a resolution of its Board of Directors, duly adopted by the unanimous written consent of its members, filed with the minutes of the Board on October 20, 2010, determined to and did merge into itself said Talon Therapeutics, Inc., which resolution is in the following words to wit:

“WHEREAS, the Board desires to cause Subsidiary to merge with and into the Corporation (the “Merger”), with the Corporation remaining as the surviving corporation to the Merger;

WHEREAS, following the Merger, the Corporation shall succeed to all of the estate, property, rights, privileges and franchises of Subsidiary and shall assume all of Subsidiary’s liabilities and obligations; and

WHEREAS, pursuant to the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the name of the Corporation shall be changed to “Talon Therapeutics, Inc.”

NOW, THEREFORE BE IT RESOLVED, that Subsidiary merge with and into the Corporation, with the Corporation remaining as the surviving corporation to the Merger;

RESOLVED FURTHER, that following the Merger, the Corporation succeed to all of the estate, property, rights, privileges and franchises of Subsidiary and assume all of Subsidiary’s liabilities and obligations;

RESOLVED FURTHER, pursuant to and upon the effectiveness of the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the Corporation relinquishes its corporate name and assumes in its place the name “Talon Therapeutics, Inc.”;

RESOLVED FURTHER, that the Corporation’s officers are hereby authorized and directed to prepare or cause to be prepared all necessary documents, agreements, instruments and certificates to effectuate the Merger, including, without limitation, a Certificate of Ownership to be filed with the Secretary of State of Delaware (the “Certificate of Ownership”); and to execute and deliver such documents, agreements, instruments and certificates, and to make such filings as they deem necessary or advisable to effectuate the Merger, including, without limitation, filing a Certificate of Ownership with the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County;

RESOLVED FURTHER, that the Merger shall be effective at 11:59 p.m. (EST) on December 1, 2010; and

RESOLVED FURTHER, that the proper officer of this corporation be and he is hereby directed to make and execute a Certificate of Ownership setting forth a copy of the resolutions to merge into itself said Talon and assume the liabilities and obligations of Talon, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said Merger.”

IN WITNESS WHEREOF, Hana Biosciences, Inc. has caused this Certificate to be signed by Craig W. Carlson, its Vice President, Chief Financial Officer, this 29th day of November, 2010.

HANA BIOSCIENCES, INC.

By:	/s/ Craig W. Carlson
Craig W. Carlson
Vice President, Chief Financial Officer